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                                       EXHIBITS


EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

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                                                               Three months ended
                                                                    March 31,
                                                           -------------------------
                                                               1998           1997
                                                           -----------   ------------
Numerator:
   Numerator for basic and diluted income per share -
      net income                                           $ 1,157,504   $ 1,139,636
                                                           -----------   ------------
Denominator:
   Denominator for basic income per share - weighted
      average common shares                                 12,682,012     12,885,000

   Effect of dilutive securities:
      Stock options, net                                      326,682        433,973
                                                           -----------   ------------
   Denominator for diluted income per share                13,008,694     13,318,973
                                                           -----------   ------------
Basic income per share                                     $     0.09     $     0.09
                                                           -----------   ------------
                                                           -----------   ------------
Diluted income per share                                   $     0.09     $     0.09
                                                           -----------   ------------
                                                           -----------   ------------

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